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                                                                     EXHIBIT 5.1

                  [Letterhead of Weil, Gotshal & Manges LLP]


                               December 6, 2000


Allscripts Healthcare Solutions, Inc.
c/o Allscripts, Inc.
2401 Commerce Drive
Libertyville, Illinois 60048

Ladies and Gentlemen:

          We have acted as counsel to Allscripts Healthcare Solutions, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (Registration No. 333-49568) (the "Registration Statement") under the Securities Act of 1933, as amended, relating to certain shares (the "Shares") of the common stock, par value $.01 per share, of the Company. The Shares will be issued and sold pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 13, 2000, by and among the Company, Allscripts, Inc., Bursar Acquisition, Inc. ("Bursar"), Bursar Acquisition No. 2 ("Bursar No. 2"), Inc., IDX Systems Corporation and Channelhealth Incorporated ("Channelhealth"), whereby Bursar, a wholly-owned subsidiary of the Company, will merge with and into the Company and Bursar No. 2, a wholly owned subsidiary of the Company, will merge with and into Channelhealth by means of the merger described therein (the "Merger"). Capitalized terms defined in the Merger Agreement and used (but not otherwise defined) herein are used herein as so defined.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of certain corporate records of the Company, including its Amended and Restated Certificate of Incorporation, as amended, its Bylaws, and certain resolutions of the Board of Directors of the Company. We have also examined the Registration Statement, together with the exhibits thereto, and such agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.
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Weil, Gotshal & Manges LLP

Allscripts Healthcare Solutions, Inc.
December 6, 2000
Page 2


          In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. When the conditions to the merger set forth in the Merger Agreement have been satisfied (including that the Registration Statement has become effective under the Securities Act of 1933, as amended) and the Merger has been effected in accordance therewith, the shares of Common Stock issued in exchange for shares of common stock of Channelhealth pursuant to the Merger Agreement will be duly authorized, validly issued, fully paid and non-assessable.

          We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Proxy Statement/Prospectus which is a part of the Registration Statement.


                                        Very truly yours,

                                        Weil, Gotshal & Manges LLP